CURRENT REPORT FOR ISSUERS SUBJECT TO THE
                         1934 ACT REPORTING REQUIREMENTS


                                    FORM 8-K


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.


                        Date of Event: September 26, 2003
                        ---------------------------------
                        (date of earliest event reported)


                   Diversified Financial Resources Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)



       000-22373                                         58-2027283
------------------------                    ------------------------------------
(Commission File Number)                    (IRS Employer Identification Number)


                1771 - Wolviston Way, San Diego, California 92154
                -------------------------------------------------
                    (Address of principal executive offices)


                                 (619) 575-7041
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS AND REGULATION DISCLOSURE

Diversified Financial Resources Corporation's (DFRC) wholly owned subsidiary, MT&C Diversified Land and Natural Resources Corp. (MT&C), obtained an extension on the closing of the Asset Purchase Agreement with Headwaters Inc. as announced on July 22, 2003. The agreement was for the purchase of mining assets known as the Wellington Coal Tailings Preparation Plant located on approximately 30 acres at 5171 South Farnham Road, Price, Utah (Asset Purchase Agreement). On August 29, 2003, the parties agreed to delay the closing for a period of up to 30 days. The extension was agreed to for the purpose of allowing for further evaluation of certain environmental concerns respecting anticipated reclamation costs. The 30 day extension has expired as of the date of this filing. MT&C was unable to purchase the assets as a result of its inability to raise sufficient capital to close upon the Asset Purchase Agreement. Consequently, MT&C does not anticipate being able to enter the coal reclamation business until such time as it is able to raise sufficient capital to purchase the necessary equipment and mineral rights necessary to commence operations.

In the event MT&C raises sufficient funds in the future, it may attempt to renegotiate the purchase of the assets known as the Wellington Coal Tailings Preparation Plant provided it can reinstate and comply with the terms of its Coal Slurry Impoundment, Plant Site and Mine Waste Lease Agreement (the "Lease Agreement") with Nevada Electric Investment Company. MT&C has defaulted upon the Lease Agreement because it has failed to commence mining operations within one year from the date of signing the Lease Agreement. MT&C obtained extensions under the Lease Agreement and the Asset Purchase Agreement which expired September 26, 2003. MT&C has no immediate capital sources..

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diversified Financial Resources Corporation


Signature                                          Date


/s/ John R. Chapman
--------------------------------                   October 9, 2003
John R. Chapman
as CEO, President and Director


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